PROSPECTUS                 Pricing Supplement No.'s  3317,  3318,
                           3319, 3320, 3321, 3322 and 3323
Dated January 10, 1995     Dated March 24, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 333-59707

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    March 24, 1999

Settlement Date (Original Issue Date):       March 29, 1999

Maturity Date: March 31, 2003

Principal Amount (in Specified Currency):   USD179,750,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.30%

Net Proceeds to Issuer:       USD179,210,750

Interest Rate Per Annum:  5.65%

Interest Payment Date(s):

       X March 15 and September 15 of each year commencing September 15, 1999 (with respect to the period from and including March 29, 1999 to but excluding September 15,
       1999) and on the Maturity Date (with respect to the period from and including September 15, 2002 to but excluding March 31, 2003).
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A



CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                            (Fixed Rate)
                                Page 2
                           Pricing Supplement No.'s 3317,3318,
                           3319,3320,3321,3322 and 3323
                           Dated March 24, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707
Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture.

Additional Information:

   General.

  At September 26, 1998, the Company had outstanding indebtedness totalling $154.431 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 26, 1998 excluding subordinated notes payable after one year was equal to $153.734 billion.

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.'s  3317,  3318,
                           3319, 3320, 3321,3322 and 3323
                           Dated March 24, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707



   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

            Year Ended December 31,           Nine Months Ended
           1993   1994  1995  1996  1997     September 26, 1998
           1.62   1.63  1.51  1.53  1.48        1.54

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998, June 27, 1998 and September 26, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by the underwriters listed below (the "Underwriters"), individually as principal, at 100% of the aggregate principal amount listed below less an underwriting discount equal to 0.300% of the principal amount of the Notes.

  UBS  AG,  acting  through  its division,
    Warburg  Dillon  Read                          USD25,000,000
  Goldman Sachs & Co.                              USD25,000,000
  J.P. Morgan Securities Inc.                      USD25,000,000
  Merrill    Lynch,   Pierce,   Fenner
    &   Smith   Incorporated                       USD25,000,000
  Lehman Brothers Inc.                             USD29,750,000
  Chase Securities Inc.                            USD25,000,000
  Deutsche Bank Securities Inc.                    USD25,000,000

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.